                                                                     Exhibit 4.2


                              EMPLOYMENT AGREEMENT


         This Employment Agreement ("Agreement"), made this 27th day of October, 2003, is entered into between Besi USA Inc., a Delaware corporation, with its principal place of business at Besi Die Handling at 10 Tinker Avenue, Londonderry, NH 03053 (the "Company"), and Hans Wunderl, an individual residing at Bachtelstra(beta)e 16, 8805 Richterswil, Switzerland (the "Employee").

         The Company desires to employ the Employee, and the Employee desires to be employed by the Company. In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

         1. Term of Employment. The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the date of this Agreement first set forth above (the "Commencement Date"), and ending on October 27, 2007 (such period as it may be extended, the "Employment Period"); provided, however, that commencing October 27, 2007 and each January 1 thereafter, the term shall extend for one additional calendar year unless, not later than 60 days prior to January 1 of any such year, either party elects not to extend the Agreement by giving written notice to the other party; and further provided that such Employment Period may be sooner terminated in accordance with the provisions of Section 4.

         2. Title; Capacity. The Employee shall serve as Managing Director of Besi Die Handling or in such other position as the Company or its Board of Directors (the "Board") and the Employee may mutually agree. The Employee shall be based at the Company's headquarters in Londonderry, New Hampshire or at such place or places as may be reasonably designated by the Board; provided, however, that should the Employee be based outside the Counties of Hillsborough, Rockingham or Merrimack in the State of New Hampshire, and should the Employee reasonably determine that such relocation requires him to move his personal residence, all reasonable moving expenses incurred by the Employee relating to the relocation of the Employee's personal effects to his new residence shall be borne by the Company. The Employee shall undertake such travelling both within the United States and abroad and in such manner and on such occasions as may reasonably be necessary for the effective discharge of his duties under this Agreement. The Employee shall be subject to the supervision of, and shall have such authority as is reasonably delegated to him by the Board of Directors of the Company.

         The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board or its designee shall from time to time reasonably assign to him. The Employee agrees to devote his entire business time, attention and energies to the business and interests of the Company during the Employment Period. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company and delivered or otherwise made known to the Employee. Prior to the date hereof, the Company has delivered to the Employee copies of all such rules and policies committed to writing as of the date of this Agreement.

         3.       Compensation and Benefits.

                  3.1. Salary. The Company shall pay to the Employee, at such times as the Company pays its employees in general, an annualized base salary of Two Hundred Forty Thousand Dollars (US$ 240,000.00). The base salary may be increased from time to time during the Employment Period, but may only be decreased during the Employment Period by mutual agreement of the Board and the Employee. The Employee shall be entitled to such bonuses, if any, as from time to time are approved by the Board.

                  3.2. Fringe Benefits. The Employee shall be entitled to participate in all benefit programs, if any, that the Company establishes and makes generally available to other executive employees of the Company, subject to the general eligibility requirements of such programs, including the BE Semiconductor Industries N.V. cash incentive compensation plans and the BE Semiconductor Industries N.V. Stock Option Plan. The Employee shall be entitled to five (5) weeks paid vacation per year, to be taken at such times as may be approved by the Board or its designee. All unused vacation in any year shall be forfeited and shall not carry over to any other year, provided, however, that if any portion of vacation benefit is unused as the result of valid Company business reasons not in the Employee's control, such unused vacation may be carried over from year to year.

                  3.3. Continuation of Health Insurance. If the Employee's employment with the Company is terminated pursuant to Section 4.1 or 4.5, the Company shall pay directly to its insurer the full cost of the Employee's health insurance coverage for the remainder of the period during which the severance payments, if any, are being paid to the Employee.

                  3.4. Reimbursement of Expenses. The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Employee of documentation, expense statements, vouchers and/or such other supporting information as the Company may request; provided, however, that the amount available for such travel, entertainment and other expenses may reasonably be fixed in advance by the Board.

         4. Employment Termination. The employment of the Employee by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

                  4.1. At the election of the Company, at any time without Cause (as defined below) and for any reason, immediately upon written notice to the Employee;

                  4.2. At the election of the Company, for Cause, immediately upon written notice to the Employee;

                  4.3. At the election of the Employee, upon not less than 60 days prior written notice of termination;

                  4.4.     The death of the Employee;

                  4.5. The total disability of the Employee (meaning the inability of the Employee to perform the majority of his basic duties of his position due to injury or illness) which continues for any period of ninety (90) or more consecutive days within the Employment Period.

         For purposes of this Agreement, "Cause" shall mean (A) theft or embezzlement of Company property, (B) willful misconduct of the Employee in intentional disregard for the best business interests of the Company, (C) willful failure by the Employee to perform his or her responsibilities to the Company (including, without limitation, a material breach by the Employee of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar written agreement between the Employee and the Company), or (D) the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere by the Employee to, any crime involving moral turpitude, embezzlement, theft or other conversion of property, or to a felony. The Employee shall be considered to have been discharged for "Cause" if the Company determines, within 30 days after the Employee's resignation, that discharge for cause was warranted.

         5.       Effect of Termination.

                  5.1. Termination by the Company or at the Election of the Employee. If the Employee's employment is terminated by the Company pursuant to
Section 4.1, 4.4 or 4.5, the Company shall pay the Employee severance in an amount equal to the Employee's annual base salary for a period of six (6) months. Said severance payment shall be payable in equal monthly installments during the applicable period; provided, however, that if the Employee's employment is terminated pursuant to Sections 4.2 or 4.3, the Company shall pay the Employee the compensation and benefits which would otherwise be payable to him through the last day of his actual employment by the Company.

                  5.2. Survival. The provisions of Sections 5, 6 and 7 shall survive the termination of this Agreement.

         6.       Non-Compete and Non-Solicitation.

                  6.1. Acknowledgment. The Employee recognizes that his willingness to enter into the restrictive covenants contained in this Section 6 was a critical condition precedent to the willingness of the Company to enter into and perform under this Agreement. The Employee also acknowledges that the restrictions contained in this Section 6 will not materially or unreasonably interfere with the Employee's ability to earn a living.

                  6.2.     Non-Compete and Non-Solicitation.

                           (a)     During the period commencing on the
Commencement Date and ending on the first anniversary of the termination of the Employee's employment with the Company, the Employee shall not knowingly, directly or indirectly, as an individual proprietor, partner, stockholder (other than ownership of not more than 5% of any publicly traded corporation), officer, employee, director, consultant, joint venturer, investor, agent, distributor, dealer, representative, lender, or in any other capacity whatsoever:

                                   (i)    design, develop, manufacture, market,
sell, perform or offer anywhere in the world any material, product, component or service which is competitive with any material, product, component or service developed (or under development), manufactured, marketed, sold or offered by the Company; or

                                   (ii)   engage anywhere in the world in any
business competitive with the Company.

                           (b)     During the period commencing on the
Commencement Date and ending on the first anniversary of the termination of the Employee's employment with the Company, the Employee shall not knowingly, directly or indirectly:

                                   (i)    recruit or solicit any employee (as an
employee, consultant or independent contractor) of the Company who on the date hereof or at any time after the date hereof is an employee of the Company, except that the Employee shall not be prohibited from hiring any individuals whose employment the Company has terminated and who the Employee has not induced or attempted to induce to terminate their employment with the Company, or otherwise cease their relationship with, the Company, or

                                   (ii)   solicit, divert or take away, or
attempt to divert or to take away, the business or patronage of any of the clients, customers, dealers, distributors, representatives or accounts, or prospective clients, customers, dealers, distributors, representatives or accounts, of the Company which were contacted, solicited or served by employees of the Company while the Employee was employed by the Company.

                  6.3. Non-Violation. It is specifically agreed that during the period specified in Sections 6.2(a) and 6.2(b), during which the agreements and covenants of the Employee made in such Sections shall be effective, shall be computed by excluding from such computation any time during which the Employee is in violation of any provision of such Sections.

                  6.4. Severability. The Employee agrees that the duration and scope of the non-competition provision set forth in this Section 6 are reasonable. In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, of the non-competition and non-solicitation provisions set forth in this Section 6 are unreasonable and that such provisions are to that extent unenforceable, the parties hereto agree that the provisions shall remain in full force and effect for the greatest time period and in the greatest area that would not render them unenforceable. The parties intend that these non-competition and non-solicitation provisions shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.

                  6.5. Specific Performance. The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Section 6 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

                  6.6.     Definitions. For purposes of this Section 6 and
Section 7 below, the "Company" refers both to the Company, and to BE Semiconductor Industries N.V. ("BESI") and those of its direct or indirect subsidiaries that are listed as Exhibit 8 to the most current Form 20-F filed by BESI and such other direct or indirect subsidiaries as the Company or BESI may identify in writing to the Employee or which are otherwise known to the Employee.

         7.       Proprietary Information and Developments.

                  7.1.     Proprietary Information.

                           (a)     The Employee agrees that all information and
know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company's business or financial affairs (collectively, "Proprietary Information") is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information shall include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists. Except in the ordinary course of business and subject to standard agreements of non-disclosure binding the recipient of Proprietary Information to maintain the confidentiality of such Proprietary Information, the Employee will not knowingly disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by the President and/or Chief Executive Officer of BESI either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault by the Employee.

                           (b)     The Employee agrees that all files, letters,
memoranda, reports, records, data, sketches, drawings, notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of his duties for the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Employee shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) as soon as practicable following termination of the Employment Period. After such delivery, the Employee shall not retain any such materials or copies thereof or any such tangible property.

                           (c)     The Employee agrees that his obligation not
knowingly to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee in the course of the Company's business.

                  7.2.     Developments.

                           (a)     The Employee will make full and prompt
disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which relate in any way to the present or planned business or research and development of the Company as may exist at any time during the Employment Period and which are created, made, conceived or reduced to practice by the Employee or under his direction or jointly with others during his employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as "Developments").

                           (b)     The Employee agrees to assign and does hereby
assign to the Company (or any person or entity designated by the Company) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this Section 7.2(b) shall not apply to Developments which do not relate to the present or planned business or research and development of the Company and which are made and conceived by the Employee not during normal working hours, not on the Company's premises and not using the Company's tools, devices, equipment or Proprietary Information. The Employee understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 7.2(b) shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. The Employee also hereby waives all claims to moral rights in any Developments, other than Developments which do not relate to the present or planned business or research and development of the Company as may exist at any time during the Employment Period and which are made and conceived by the Employee not during normal working hours, not on the Company's premises and not using the Company's tools, devices, equipment or Proprietary Information.

                           (c)     The Employee agrees to cooperate with the
Company, at the Company's expense, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments. The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development. The Employee further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Employee on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Employee, and the Employee hereby irrevocably designates and appoints each executive officer of the Company as well as the Chief Executive Officer of BESI as his agent and attorney-in-fact to execute any such papers on his behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this Section 7.2(c).

                  7.3. Other Agreements. Except for any agreements between the Employee and the Company relating to the Employee's previous employment with the Company and any confidentiality agreements between the Employee and a business partner of the Company entered into by the Employee while previously employed by the Company, the Employee hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Employee further represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company.

         8. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8.

         9. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

         10. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

         11. Amendment. This Agreement may be amended or modified only by a written instrument executed by all of the parties hereto.

         12. Arbitration. Except as otherwise expressly provided for herein, any disputes between the Company and the Employee arising under this Agreement shall be settled and finally determined by arbitration in accordance with the rules and procedures of the American Arbitration Association, subject to the provisions of this Section 12. Any arbitration pursuant to this Section 12 shall be conducted by a single arbitrator selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The Company and the Employee shall in the first instance bear equally the fees of the arbitrator, provided, however, the arbitrator shall be permitted to award costs and/or attorney's fees as he or she may deem just. The arbitrator may proceed to a resolution notwithstanding the failure of a party to participate in the proceedings. The location of any such arbitration shall be at a site mutually agreeable to the parties within Manchester, New Hampshire. The parties shall instruct the arbitrator to structure the arbitration in a manner so as to result in a final determination by the arbitrator on a date no later than 3 months following the date of the event giving rise to the arbitration. A judgment upon the award rendered in any such arbitration shall be final and binding upon the parties and may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, nothing in this Section 12 shall be construed as limiting, expanding or otherwise affecting in any way the right of a party to seek injunctive relief with respect to any actual or threatened breach of this Agreement from a court of competent jurisdiction.

         13. Governing Law. This Agreement and all issues relating to this Agreement and the transactions contemplated hereby shall be governed by, enforced under and construed in accordance with the laws of the State of New Hampshire.

         14. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of all of the parties hereto and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its respective assets or business; provided, however, that the obligations of the Employee are personal and shall not be assigned by him.

         15.      Miscellaneous.

                  15.1. No delay or omission by a party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by a party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

                  15.2. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

                  15.3. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

                  15.4. This Agreement shall become effective immediately upon the Closing (as such term is defined in the Stock Purchase Agreement) and shall be of no force and effect if the Stock Purchase Agreement is terminated in accordance with its terms.

                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

                                       Besi USA Inc.


                                       By:  /s/ Richard W. Blickman
                                          --------------------------------------
                                       Name:  Richard W. Blickman
                                       Title:  Chairman


                                       EMPLOYEE


                                       /s/ Hans Wunderl
                                       -----------------------------------------
                                       Hans Wunderl